Exhibit 28(a)

                                                              Schedule I

                      KEYPORT LIFE INSURANCE COMPANY
                          SUMMARY OF INVESTMENTS
                              (in thousands)

                                                 December 31, 1998
                                                                  Balance
                                         Amortized                 Sheet
Type of investment                         Cost     Fair Value     Amount
Fixed maturities:
  U.S. Treasury securities and
    obligations of U.S.
    government corporations
    and agencies                     $ 1,030,893  $ 1,059,250 $ 1,059,250
  Foreign governments                    251,088      244,286     244,286
  Corporate and other securities       7,606,131    7,641,471   7,641,471
  Mortgage backed securities           2,286,585    2,332,197   2,332,197
     Total fixed maturities           11,174,697   11,277,204  11,277,204
Equity securities:
  Common stocks:
    Industrial, miscellaneous
      and all other                       21,836       24,649      24,649
Mortgage loans on real estate1             55,117       56,640      55,117
Policy loans                             578,770      578,770     578,770
Other long term investments              662,513      730,394     662,513

     Total investments              $12,492,933  $12,667,657  $12,598,253

1 Includes mortgage notes relating to certain investment property owned by Liberty Mutual in the amount of $39,500 at December 31, 1998